Exhibit 10.23

SIXTH AMENDMENT TO LEASE

(Adding Additional Premises)

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is dated as of the 8th day of July, 2015, between NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to OR-Nimbus Corporate Center, L.L.C.) and Tenant are parties to a lease dated as of April 2, 1999 (the “Original Lease”), as amended by First Amendment dated as of January 10, 2007 (the “First Amendment”), Second Amendment dated as of February 25, 2013 (the “Second Amendment”), Third Amendment dated as of January 23, 2014 (the “Third Amendment”), Fourth Amendment dated as of March 31, 2014 (the “Fourth Amendment”), and Fifth Amendment dated as of September 24, 2014 (the “Fifth Amendment”, and together with the Original Lease, First Amendment, Second Amendment, Third Amendment, and Fourth Amendment, collectively referred to herein as the “Lease”), pursuant to which Tenant leases from Landlord certain premises (the “Existing Premises”) consisting of the entire building (the “Building 6 Premises”) located at 9100 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 6 (“Building 6”) , a portion of the building (the “Suite 9500 Premises” and the “Suite 100A Premises”)) located at 9500 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 3 (“Building 3”), and portions of the building (the “Suite 9203B Premises”, the “Suites 9225 and 9215 Premises” and the “Suite 9205 Premises”) located at 9203-9215 SW Nimbus Avenue, Beaverton, Oregon commonly known as Nimbus Building 9 (“Building 9”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

B. Landlord and Tenant desire to amend the Lease to provide for: (i) the leasing by Tenant of additional space on the first (1st) floor of the building located at 9000, 9020, 9030, 9040 and 9090 SW Gemini Drive, Beaverton, Oregon, commonly known as Nimbus Building 8 (“Building 8”); (ii) modification of Base Rent payable under the Lease; (iii) modification of Tenant’s Proportionate Share of the Project; and (iv) certain other Lease modifications, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Additional Premises. Commencing as of the Suites 9090 and 9040 Additional Premises Commencement Date (as defined below), and ending on September 30, 2020 (the “Suites 9090 and 9040 Additional Premises Termination Date”), the space on the first (1st) floor of Building 8 shown outlined on the attached Exhibit A and known as Suites 9090 and 9040 (the “Suites 9090 and 9040 Additional Premises”) shall be added to the premises covered by the Lease. Commencing on the Suites 9090 and 9040 Additional Premises Commencement Date and continuing until the Suites 9090 and 9040 Termination Date, all references in the Lease and in this Sixth Amendment to the “Premises” shall be deemed to refer to the Existing Premises and the Suites 9090 and 9040 Additional Premises, collectively. Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Suites 9090 and 9040 Additional Premises is deemed to be 8,488 rentable square feet, which consists of 5,255 rentable square feet in Suite 9090 and 3,233 rentable square feet in Suite 9040.

The “Suites 9090 and 9040 Additional Premises Commencement Date” shall mean the date on which Landlord shall deliver the Suites 9090 and 9040 Additional Premises to Tenant in the condition required under Paragraph 4 below. The scheduled Suites 9090 and 9040 Additional Premises Commencement Date is July 1, 2015. If Landlord is unable to deliver possession of the Suites 9090 and 9040 Additional Premises to Tenant on the scheduled Suites 9090 and 9040 Additional Premises Commencement Date for any reason whatsoever, neither this Sixth Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Suites 9090 and 9040 Additional Premises operate to extend the Term with respect to the Suites 9090 and 9040 Additional Premises beyond the Suites 9090 and 9040 Additional Premises Termination Date or amend Tenant’s obligations hereunder or under the Lease. Upon either party’s request after the Suites 9090 and 9040 Additional Premises Commencement Date, the parties shall execute a letter confirming the Suites 9090 and 9040 Additional Premises Commencement Date.

2. Base Rent; Suites 9090 and 9040 Additional Premises. Commencing as of the date (the “Suites 9090 and 9040 Additional Premises Rent Commencement Date”) that is the earlier to occur of (i) 90 days following the Suites 9090 and 9040 Additional Premises Commencement Date or (ii) the date Tenant shall commence the conduct of business in the Suites 9090 and 9040 Additional Premises or any portion thereof (the “Suites 9090 and 9040 Additional Premises Rent Commencement Date”), Tenant shall pay Base Rent for the Suites 9090 and 9040 Additional Premises pursuant to the Lease in the following amounts:

Period	Annual Rate Per Square Foot	Monthly Base Rent
The Suites 9090 and 9040 Additional Premises Rent Commencement Date- 09/30/16	$13.60	$9,619.73
10/01/16 – 09/30/17	$14.01	$9,909.74
10/01/17 – 09/30/18	$14.43	$10,206.82
10/01/18 – 09/30/19	$14.86	$10,510.97
10/01/19- 09/30/20	$15.31	$10,829.27

The foregoing Base Rent for the Suites 9090 and 9040 Additional Premises shall be in addition to the Base Rent payable by Tenant for the Existing Premises pursuant to the Lease.

3. Expenses and Taxes; Suites 9090 and 9040 Additional Premises. Effective as of the Suites 9090 and 9040 Additional Premises Commencement Date, and continuing to the Suites 9090 and 9040 Termination Date, the provisions of Section 4 of the First Amendment shall apply to the Suites 9090 and 9040 Additional Premises, and for such purposes, Tenant’s Proportionate Share of the Project shall mean 1.2304% with respect to the Suites 9090 and 9040 Additional Premises. The foregoing Additional Rent for the Suites 9090 and 9040 Additional Premises shall be in addition to the Additional Rent payable by Tenant for the Existing Premises pursuant to the Lease.

4. Landlord Work; Suites 9090 and 9040 Additional Premises. Tenant shall accept the Suites 9090 and 9040 Additional Premises in its as-is condition as of the date of this Sixth Amendment, and, except as provided in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Suites 9090 and 9040 Additional Premises to prepare the same for Tenant’s occupancy. Following the Suites 9090 and 9040 Additional Premises Commencement Date, Tenant shall perform the Suites 9090 and 9040 Additional Premises Tenant Improvements (defined in the Work Letter) as described in the Work Letter.

5. Parking. With respect the Suites 9090 and 9040 Additional Premises, the parking provisions set forth in the Lease shall continue to apply on the terms and conditions set forth therein, except that effective as of the Suites 9090 and 9040 Additional Premises Commencement Date (i) the parking made available to Tenant shall be increased by 15 reserved parking spaces and 33 unreserved parking spaces in the surface parking lot serving Building 8, and (ii) Tenant shall be entitled to the use of such unreserved parking spaces at no additional charge.

6. Right of First Offer. The first sentence of Paragraph 7(a) of the Second Amendment is hereby deleted in its entirety and replaced with the following:

“Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to each of the following spaces (each, an “Offering Space”): (i) the space consisting of 3,233 rentable square feet on the first (1st) floor of Building 8 known as Suite 9030, and shown on the demising plan attached hereto as Exhibit I-1; (ii) the space consisting of 5,441 rentable square feet on the first (1st) floor of Building 8 known as Suite 9000, and shown on the demising plan attached hereto as Exhibit I-2; (iii) the space consisting of 1,000 rentable square feet on the first (1st) floor of Building 8 known as Suite 9000A, and shown on the demising plan attached hereto as Exhibit I-3; (iv) the space consisting of 4,000 rentable square feet on the first (1st) floor of Building 8 known as Suite 9020, as shown on the demising plan attached hereto as Exhibit I-4; and (v) the space consisting of 19,848 rentable square feet on the first (1st) floor of Building 9 known as Suite 9255, and shown on the demising plan attached hereto as Exhibit I-5.”

7. Renewal Option. The Renewal Option set forth in Paragraph 6 of the First Amendment, as amended by Paragraph 9 of the Second Amendment shall continue to apply on the terms and conditions set forth therein with respect to the Suites 9090 and 9040 Additional Premises, except that (i) the Initial Renewal Notice with respect to the first Renewal Term must be delivered, if at all, no later than September 30, 2019 and no earlier than July 1, 2019, (ii) the Initial Renewal Notice with respect to the second Renewal Term must be delivered, if at all, no later than September 30, 2024 and no earlier than July 1, 2024, (iii) the first Renewal Term shall be one (1) additional period of five (5) years commencing on October 1, 2020 and ending on September 30, 2025, and (iv) the second Renewal Term shall be one (1) additional period of five (5) years commencing on October 1, 2025 and ending on September 30, 2030.

8. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Sixth Amendment directly with Shorenstein Realty Services, L.P. and NAI Norris, Beggs & Simpson, on behalf of Landlord, and Jones Lang LaSalle on behalf of Tenant (collectively, the “Brokers”), and Tenant has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Sixth Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman other than the Brokers for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Sixth Amendment.

9. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

10. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Sixth Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Sixth Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Sixth Amendment, and (d) each person (and all of the persons if more than one signs) signing this Sixth Amendment on behalf of Tenant is duly and validly authorized to do so.

11. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date and year first above written.

LANDLORD:		TENANT:

NIMBUS CENTER LLC,		CASCADE MICROTECH, INC.,
a Delaware limited liability company		an Oregon corporation

By:	/s/ Gregg Meyer	By:	/s/ Jeff A. Killian
Name:	Gregg Meyer	Name:	Jeff A. Killian
Title:	Vice President	Title:	CFO

EXHIBIT A

Suites 9090 and 9040 Additional Premises

EXHIBIT B

Work Letter

This Exhibit (the “Work Letter”) is attached to and made a part of the Sixth Amendment to Lease (the “Sixth Amendment”) by and between NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”), for space in the building located at 9000, 9020, 9030, 9040 and 9090 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 8. Capitalized terms used but not defined herein shall have the meanings set forth in the Sixth Amendment.

1. Tenant, following the Suites 9090 and 9040 Additional Premises Commencement Date, shall have the right to perform alterations and improvements to the Suites 9090 and 9040 Additional Premises (the “Suites 9090 and 9040 Additional Premises Tenant Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Suites 9090 and 9040 Additional Premises Tenant Improvements unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Suites 9090 and 9040 Additional Premises Tenant Improvements and the contractors to be retained by Tenant to perform such Suites 9090 and 9040 Additional Premises Tenant Improvements. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with laws, functionality of design, the structural integrity of the design, the configuration of the Suites 9090 and 9040 Additional Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of final plans for the Suites 9090 and 9040 Additional Premises Tenant Improvements and the contractors to perform the Suites 9090 and 9040 Additional Premises Tenant Improvements shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Suites 9090 and 9040 Additional Premises Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work, or (iv) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exhaustive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. In the event that the Suites 9090 and 9040 Additional Premises Tenant Improvements include the removal of any demising walls or restrooms, Landlord agrees that Tenant shall not be obligated to restore the demising walls or restrooms at the end of the Term.

2. Landlord agrees to contribute the sum of $169,760.00 (i.e., $20.00 per rentable square foot of the Suites 9090 and 9040 Additional Premises) to be applied toward the cost of the Suites 9090 and 9040 Additional Premises Tenant Improvements (the “Suites 9090 and 9040 Additional Premises Allowance”). The Suites 9090 and 9040 Additional Premises Allowance shall be paid to Tenant in 1 disbursement within 30 days after completion of the Suites 9090 and 9040 Additional Premises Tenant Improvements and Landlord’s receipt of the following documentation: (i) general contractor and architect’s (if an architect is required) completion affidavits, (ii) full and final waivers of lien, (iii) receipted bills covering all labor and materials expended and used, (iv) as-built plans of the Suites 9090 and 9040 Additional Premises Tenant Improvements, and (v) the certification of Tenant and its architect (if an architect is required) that the Suites 9090 and 9040 Additional Premises Tenant Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Suites 9090 and 9040 Additional Premises Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3. Any portion of the Suites 9090 and 9040 Additional Premises Allowance which exceeds the cost of the Suites 9090 and 9040 Additional Premises Tenant Improvements or is otherwise remaining after June 30, 2016 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. In the event the cost of the Suites 9090 and 9040 Additional Premises Tenant Improvements exceeds the Suites 9090 and 9040 Additional Premises Allowance, Tenant shall pay all such excess costs after the full amount of the Suites 9090 and 9040 Additional Premises Allowance has been disbursed hereunder directly to Tenant’s contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require.

4. In no event shall the Suites 9090 and 9040 Additional Premises Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Suites 9090 and 9040 Additional Premises Tenant Improvements and/or Suites 9090 and 9040 Additional Premises Allowance.

5. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.